                                                                    Exhibit 21.1

                      HOSIERY CORPORATION OF AMERICA, INC.

                         SUBSIDIARIES OF THE REGISTRANT

    The following table lists each significant subsidiary of Hosiery Corporation of America, Inc. and its jurisdiction of organization.

                                                                         Jurisdiction of
Subsidiary                                                                Organization
----------                                                               ---------------
U.S. Textile Corporation (100% owned)................................... North Carolina
The Stonebury Group, Inc. (100% owned).................................. Nevada
Hosiery Corporation International, Inc. (100% owned).................... Delaware
Enchantress Hosiery of Canada (100% owned).............................. Ontario, Canada